News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	February 24, 2025
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2024
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2024.
“Our fourth quarter performance reflected broad operational stabilization across the portfolio,” said Joe Russell, President and Chief Executive Officer. “In the new year, we are inspired by the strength of the Los Angeles community in response to the fires and are fully supporting impacted customers and team members. Due to the associated pricing restrictions, our guidance anticipates an approximate $0.23 per share impact to Core FFO in 2025 while portfolio operations outside of Los Angeles continue to improve. Our completed Property of Tomorrow enhancement program, industry-leading transformation initiatives, sizeable and high-growth non-same store pool, and growth-oriented balance sheet have us well positioned for improving fundamentals and increased transaction market activity moving forward.”
Highlights for the Three Months Ended December 31, 2024
•Reported net income allocable to common shareholders of $3.21 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.21 per diluted share.
•Achieved 79.2% Same Store (as defined below) direct net operating income margin.
•Acquired 17 self-storage facilities with 1.3 million net rentable square feet for $221.2 million. Subsequent to December 31, 2024, we acquired or were under contract to acquire nine self-storage facilities with 0.7 million net rentable square feet, for $140.7 million.
•Opened three newly developed facilities and completed various expansion projects, which together added 0.4 million net rentable square feet at a cost of $80.9 million. At December 31, 2024, we had various facilities in development and expansion expected to add 4.0 million net rentable square feet at an estimated cost of $741.6 million.
•Issued 184,390 of our common shares on the open market through our “at the market” offering program for aggregate net proceeds of approximately $60.3 million in cash.
Highlights for the Year Ended December 31, 2024
•Reported net income allocable to common shareholders of $10.64 per diluted share.
•Reported Core FFO of $16.67 per diluted share.
•Achieved 78.5% Same Store direct net operating income margin.
•Acquired 22 self-storage facilities with 1.7 million net rentable square feet for $267.5 million.
•Opened seven newly developed facilities and various expansion projects which together added 1.5 million net rentable square feet at a cost of $343.4 million.
•Issued 184,390 of our common shares on the open market through our “at the market” offering program for aggregate net proceeds of approximately $60.3 million in cash.
•Repurchased $200 million of our common shares on the open market under our previously announced share repurchase program at an average price of $275 per share.
•Completed a public offering of $1.0 billion aggregate principal amount of unsecured senior notes in various tranches and maturities and issued €150 million of senior notes to institutional investors.

Operating Results for the Three Months Ended December 31, 2024
For the three months ended December 31, 2024, net income allocable to our common shareholders was $564.4 million or $3.21 per diluted common share, compared to $389.7 million or $2.21 per diluted common share for the same period in 2023, representing an increase of $174.7 million or $1.00 per diluted common share. The increase is due primarily to a $193.9 million increase in foreign currency gains primarily associated with our Euro denominated notes payable, partially offset by a $17.0 million decrease in gain on sale of real estate.
Self-storage net operating income decreased $3.0 million in the three months ended December 31, 2024 as compared to the same period in 2023 as a result of a $7.2 million decrease attributable to our Same Store Facilities (as defined below), partially offset by a $4.3 million increase attributable to our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities decreased 0.6% or $5.3 million in the three months ended December 31, 2024 as compared to the same period in 2023, due primarily to a decline in occupancy partially offset by a higher realized annual rent per occupied square foot. Cost of operations for the Same Store Facilities increased by 0.9% or $2.0 million in the three months ended December 31, 2024 as compared to the same period in 2023, due primarily to increased property tax expense, partially offset by decreased marketing expense and on-site property manager payroll expense. The increase in net operating income of $4.3 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023.
Operating Results for the Year Ended December 31, 2024
In 2024, net income allocable to our common shareholders was $1.873 billion or $10.64 per diluted common share, compared to $1.949 billion or $11.06 per diluted common share in 2023, representing a decrease of $76.1 million or $0.42 per diluted common share. The decrease is due primarily to (i) a $159.7 million increase in depreciation and amortization expense, (ii) an $86.3 million increase in interest expense, (iii) a $26.0 million increase in general and administrative expense, (iv) an $18.4 million decrease in interest and other income, partially offset by (v) a $153.4 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable and (vi) a $61.6 million increase in self-storage net operating income.
The $61.6 million increase in self-storage net operating income in 2024 as compared to 2023 is a result of a $108.9 million increase attributable to our Non-Same Store Facilities, partially offset by a $47.3 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities decreased 0.7% or $26.7 million in 2024 as compared to 2023, due primarily to a decline in occupancy and lower realized annual rent per occupied square foot. Cost of operations for the Same Store Facilities increased by 2.4% or $20.6 million in 2024 as compared to 2023, due primarily to increased property tax expense, marketing expense, and repairs and maintenance expense, partially offset by decreased centralized management costs and on-site property manager payroll expense. The increase in net operating income of $108.9 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023.
Funds from Operations
Funds from Operations (“FFO”) and FFO per diluted common share (“FFO per share”) are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended December 31, 2024, FFO was $4.85 per diluted common share as compared to $3.78 for the same period in 2023, representing an increase of 28.3%.
For the year ended December 31, 2024, FFO was $17.19 per diluted common share, as compared to $16.60 in 2023, representing an increase of 3.6%.

We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingencies and resolutions, casualties, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, reorganization costs, acquisition integration costs, amortization of acquired non real estate-related intangibles, a cash and stock hiring bonus for a new senior executive, and our equity share of tax effect of a change in tax status and unrealized gain on derivatives from our equity investee. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	Percentage Change	2024	2023	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$564,398	$389,657	44.8%	$1,872,685	$1,948,741	(3.9)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	278,003	284,847		1,117,752	962,703
Real estate-related depreciation from unconsolidated real estate investment	12,650	10,628		44,181	36,769
Real estate-related depreciation allocated to noncontrolling interests and restricted share unitholders and unvested LTIP unitholders	(1,263)	(1,818)		(7,167)	(6,635)
Gains on sale of real estate investments, including our equity share from investment	(109)	(17,051)		(1,537)	(17,290)
FFO allocable to common shares	$853,679	$666,263	28.1%	$3,025,914	$2,924,288	3.5%
Eliminate the impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange (gain) loss	(122,824)	71,121		(102,244)	51,197
Unrealized gain on private equity investments	385	(202)		(4,355)	(2,817)
Hiring bonus for a new senior executive	3,507	—		3,507	—
Other items	6,215	3,071		12,246	3,264
Core FFO allocable to common shares	$740,962	$740,253	0.1%	$2,935,068	$2,975,932	(1.4)%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$3.21	$2.21	45.2%	$10.64	$11.06	(3.8)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.64	1.67		6.56	5.64
Gains on sale of real estate investments, including our equity share from investment	—	(0.10)		(0.01)	(0.10)
FFO per share	$4.85	$3.78	28.3%	$17.19	$16.60	3.6%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange (gain) loss	(0.70)	0.40		(0.58)	0.29
Unrealized gain on private equity investments	—	—		(0.02)	(0.02)
Hiring bonus for a new senior executive	0.02	—		0.02	—
Other items	0.04	0.02		0.06	0.02
Core FFO per share	$4.21	$4.20	0.2%	$16.67	$16.89	(1.3)%

Diluted weighted average common shares	175,934	176,060		176,038	176,143

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2022. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2022, 2023, and 2024 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store Facilities information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,507 facilities (170.0 million net rentable square feet) that represent approximately 77% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2024 (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	Change (f)	2024	2023	Change (f)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$883,651	$889,005	(0.6)%	$3,550,125	$3,577,609	(0.8)%
Late charges and administrative fees	31,920	31,824	0.3%	126,507	125,722	0.6%
Total revenues	915,571	920,829	(0.6)%	3,676,632	3,703,331	(0.7)%

Direct cost of operations (a):
Property taxes	81,103	75,755	7.1%	347,511	331,982	4.7%
On-site property manager payroll	33,220	34,277	(3.1)%	132,493	137,162	(3.4)%
Repairs and maintenance	18,213	18,307	(0.5)%	75,354	69,151	9.0%
Utilities	11,192	11,349	(1.4)%	47,643	49,580	(3.9)%
Marketing	21,576	22,841	(5.5)%	84,936	75,080	13.1%
Other direct property costs	24,691	25,086	(1.6)%	101,104	98,054	3.1%
Total direct cost of operations	189,995	187,615	1.3%	789,041	761,009	3.7%
Direct net operating income (b)	725,576	733,214	(1.0)%	2,887,591	2,942,322	(1.9)%
Indirect cost of operations (a):
Supervisory payroll	(10,477)	(10,003)	4.7%	(40,568)	(41,444)	(2.1)%
Centralized management costs	(14,049)	(14,500)	(3.1)%	(55,834)	(60,659)	(8.0)%
Share-based compensation	(2,324)	(2,736)	(15.1)%	(9,840)	(11,603)	(15.2)%
Net operating income (c)	$698,726	$705,975	(1.0)%	$2,781,349	$2,828,616	(1.7)%

Gross margin (before indirect costs, depreciation and amortization expense)	79.2%	79.6%	(0.4)%	78.5%	79.5%	(1.0)%

Gross margin (before depreciation and amortization expense)	76.3%	76.7%	(0.4)%	75.6%	76.4%	(0.8)%

Weighted average for the period:
Square foot occupancy	91.8%	92.4%	(0.6)%	92.4%	93.0%	(0.6)%
Realized annual rental income per (d):
Occupied square foot	$22.66	$22.64	0.1%	$22.61	$22.64	(0.1)%
Available square foot	$20.80	$20.93	(0.6)%	$20.89	$21.05	(0.8)%
At December 31:
Square foot occupancy				90.5%	91.3%	(0.8)%
Annual contract rent per occupied square foot (e)				$22.89	$22.80	0.4%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See reconciliation of self-storage NOI to net income provided below.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
(f)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
Property Operations – Non-Same Store Facilities
In addition to the 2,507 Same Store Facilities, we have 566 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2022 or that we did not own as of January 1, 2022, including 260 facilities that were acquired, 46 newly developed facilities, 86 facilities that have been expanded or are targeted for expansion, and 174 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our December 31, 2024 Form 10-K.
Investing and Capital Activities
During the three months ended December 31, 2024, we acquired 17 self-storage facilities (six in Texas, three each in Florida and Tennessee, and one each in Alabama, Colorado, Georgia, Ohio, and South Carolina) with 1.3 million net rentable square feet for $221.2 million. During 2024, we acquired 22 self-storage facilities (seven in Texas, four in Florida, three in Tennessee, two in South Carolina, and one each in Alabama, Colorado, Georgia, North Carolina, Ohio, and Virginia) with 1.7 million net rentable square feet for $267.5 million. Subsequent to December 31, 2024, we acquired or were under contract to acquire nine self-storage facilities across six states with 0.7 million net rentable square feet, for $140.7 million.
During 2023, we acquired BREIT Simply Storage LLC (“Simply”), a self-storage company that owned and operated 127 self-storage facilities (9.4 million square feet) and managed 25 self-storage facilities (1.8 million square feet) for third parties, for a purchase price of $2.2 billion in cash. The Simply portfolio facilities generated self-storage revenues of $151.8 million, NOI of $103.9 million (including Direct NOI of $109.2 million), and average square footage occupancy of 87.7% for 2024.
During the three months ended December 31, 2024, we opened three newly developed facilities and completed various expansion projects, which together contributed 0.4 million net rentable square feet (0.1 million each in California, Florida, Maryland, and Texas) at a cost of $80.9 million. During 2024, we opened seven newly developed facilities and various expansion projects, which together contributed 1.5 million net rentable square feet (0.5 million in California, 0.3 million in Florida, 0.2 million each in Maryland and Texas, and 0.1 million each in Arizona, Nevada, and New York) at a cost of $343.4 million. At December 31, 2024, we had various facilities in development (expected to contribute 2.5 million net rentable square feet) estimated to cost $498.9 million and various expansion projects (expected to contribute 1.5 million net rentable square feet) estimated to cost $242.7 million. Our aggregate 4.0 million net rentable square foot pipeline of development and expansion facilities includes 1.5 million in Florida, 1.1 million in California, 0.5 million in Texas, and 0.1 million each in Arizona, Colorado, Georgia, Hawaii, Idaho, Nevada, New York, South Carolina, and Virginia. The remaining $433.5 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.

During the three months and year ended December 31, 2024, we issued 184,390 of our common shares on the open market through our “at the market” offering program for aggregate net proceeds of approximately $60.3 million in cash.
Distributions Declared
On February 21, 2025, our Board of Trustees declared a regular common quarterly dividend of $3.00 per common share. The Board of Trustees also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 28, 2025 to shareholders of record as of March 13, 2025.
Outlook for the Year Ending December 31, 2025
Set forth below are our current expectations with respect to full year 2025 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2025 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2025 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods. Our expectations on self-storage operations reflect the following updated 2025 Same Store and Non-Same Store pools for properties we owned at December 31, 2024: (i) 2,565 Same Store Facilities (175.3 million net rentable square feet) that we have owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2023, which generated NOI of $2,844.2 million in 2024 and (ii) 508 Non-Same Store Facilities (46.0 million net rentable square feet) that were not stabilized with respect to occupancy, revenues, or cost of operations since January 1, 2023 or that we did not own as of January 1, 2023, which generated NOI of $415.1 million in 2024.

	2025 Guidance
	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth (a)	(1.3)%	0.8%
Expense growth (b)	2.5%	4.0%
Net operating income growth (b)	(2.9)%	0.2%

Consolidated:
Non-Same Store net operating income	$444,000	$464,000
Ancillary net operating income	$198,000	$203,000
Core general and administrative expense (c)	$91,000	$97,000
Interest expense	$285,000
Preferred dividends	$195,000

Capital Activity:
Development openings	$370,000

Capital expenditures:
Maintenance of real estate facilities	$150,000
Energy efficiencies (d)	$50,000

Core FFO per share (a):	$16.35	$17.00
Core FFO per share growth from 2024 Core FFO per share	(1.9)%	2.0%

Non-Same Store Net Operating Income Beyond 2025:
Incremental Non-Same Store NOI to stabilization (2026 and beyond)	$80,000
(a)Both the low-end and high-end of the expected revenue growth from our Same Store Facilities in 2025 include a negative 1% estimated impact from the self-storage facilities located in Los Angeles County and Ventura County, where a temporary governmental pricing limitation is in place under the “State of Emergency” declarations following the wildfires in Southern California in early 2025. This leads to a negative $0.23 per share impact on both the low-end and high-end of the estimated Core FFO per share for 2025.
(b)Based on total same store cost of operations and net operating income (i.e., not direct), as reflected in the summary table for Same Store Facilities above.
(c)Excludes any significant non-recurring general and administrative expense items.
(d)Energy efficiency initiatives primarily include solar panel installation.

Fourth Quarter Conference Call
A conference call is scheduled for February 25, 2025 at 9:00 a.m. (PT) to discuss the fourth quarter earnings results.  The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through March 11, 2025 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13751502) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At December 31, 2024, we: (i) owned and/or operated 3,380 self-storage facilities located in 40 states with approximately 245 million net rentable square feet in the United States and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 318 self-storage facilities located in seven Western European nations with approximately 17 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-K for the year ended December 31, 2024, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2025 outlook and all underlying assumptions; our expected acquisition, disposition, development, and redevelopment activity; supply and demand for our self-storage facilities; information relating to operating trends in our markets; expectations regarding operating expenses, including property tax changes; expectations regarding the impacts from inflation and changes in macroeconomic conditions; our strategic priorities; expectations with respect to financing activities, rental rates, cap rates, and yields; leasing expectations; our credit ratings; and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2025 and in our other filings with the SEC. These include changes in demand for our facilities; changes in macroeconomic conditions; changes in national self-storage facility development activity; impacts of natural disasters; adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance; adverse economic effects from public health emergencies, international military conflicts, or similar events impacting public health and/or economic activity; increases in the costs of our primary customer acquisition channels; adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs; security breaches, including ransomware; or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Revenues:
Self-storage facilities	$1,100,097	$1,092,588	$4,395,993	$4,259,613
Ancillary operations	77,330	67,280	299,623	258,077
	1,177,427	1,159,868	4,695,616	4,517,690

Expenses:
Self-storage cost of operations	278,370	267,872	1,136,720	1,061,950
Ancillary cost of operations	32,404	22,959	121,281	85,996
Depreciation and amortization	280,891	287,525	1,129,766	970,056
Real estate acquisition and development expense	6,352	12,764	15,506	26,451
General and administrative	32,547	23,172	106,677	80,632
Interest expense	72,135	68,602	287,401	201,132
	702,699	682,894	2,797,351	2,426,217

Other increases (decreases) to net income:
Interest and other income	14,964	16,209	67,212	85,590
Equity in earnings of unconsolidated real estate entity	4,363	5,110	19,821	27,897
Foreign currency exchange gain (loss)	122,824	(71,121)	102,244	(51,197)
Gain on sale of real estate	109	17,090	1,537	17,178
Income before income tax expense	616,988	444,262	2,089,079	2,170,941
Income tax expense	1,373	(2,365)	(4,669)	(10,821)
Net income	618,361	441,897	2,084,410	2,160,120
Allocation to noncontrolling interests	(3,754)	(2,605)	(12,399)	(11,793)
Net income allocable to Public Storage shareholders	614,607	439,292	2,072,011	2,148,327
Allocation of net income to:
Preferred shareholders – distributions	(48,674)	(48,674)	(194,703)	(194,703)
Restricted share units and unvested LTIP units	(1,535)	(961)	(4,623)	(4,883)
Net income allocable to common shareholders	$564,398	$389,657	$1,872,685	$1,948,741

Per common share:
Net income per common share – Basic	$3.22	$2.22	$10.68	$11.11
Net income per common share – Diluted	$3.21	$2.21	$10.64	$11.06
Weighted average common shares – Basic	175,198	175,532	175,351	175,472
Weighted average common shares – Diluted	175,934	176,060	176,038	176,143

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
ASSETS	(Unaudited)

Cash and equivalents	$447,416	$370,002
Real estate facilities, at cost:
Land	5,711,685	5,628,488
Buildings	22,767,053	21,836,750
	28,478,738	27,465,238
Accumulated depreciation	(10,426,186)	(9,423,974)
	18,052,552	18,041,264
Construction in process	308,101	345,453
	18,360,653	18,386,717

Investment in unconsolidated real estate entity	382,490	390,180
Goodwill and other intangible assets, net	282,187	387,267
Other assets	282,188	275,050
Total assets	$19,754,934	$19,809,216

LIABILITIES AND EQUITY

Notes payable	$9,353,034	$9,103,277
Accrued and other liabilities	588,248	598,993
Total liabilities	9,941,282	9,702,270

Commitments and contingencies

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2023) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,408,393 shares issued (175,670,727 shares at December 31, 2023)	17,541	17,567
Paid-in capital	6,116,113	5,980,760
Accumulated deficit	(699,083)	(267,910)
Accumulated other comprehensive loss	(71,965)	(67,239)
Total Public Storage shareholders’ equity	9,712,606	10,013,178
Noncontrolling interests	101,046	93,768
Total equity	9,813,652	10,106,946
Total liabilities and equity	$19,754,934	$19,809,216

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
FFO allocable to common shares	$853,679	$666,263	$3,025,914	$2,924,288
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	6,274	6,347	32,080	27,616
Foreign currency exchange loss (gain)	(122,824)	71,121	(102,244)	51,197
Less:
Capital expenditures to maintain real estate facilities	(60,857)	(78,928)	(234,541)	(232,048)
Capital expenditures for property enhancements	(17,004)	(39,082)	(126,324)	(163,380)
FAD (a)	$659,268	$625,721	$2,594,885	$2,607,673
Distributions paid to common shareholders	$526,084	$526,693	$2,103,503	$2,106,065
Distribution payout ratio	79.8%	84.2%	81.1%	80.8%
Distributions per common share	$3.00	$3.00	$12.00	$12.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies including LED lighting and solar panel installation. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Self-storage revenues for:
Same Store Facilities	$915,571	$920,829	$3,676,632	$3,703,331
Acquired facilities	62,001	56,697	241,314	105,592
Newly developed and expanded facilities	58,693	53,414	225,845	208,235
Other non-same store facilities	63,832	61,648	252,202	242,455
Self-storage revenues	1,100,097	1,092,588	4,395,993	4,259,613

Self-storage cost of operations for:
Same Store Facilities	216,845	214,854	895,283	874,715
Acquired facilities	20,572	20,173	81,583	39,833
Newly developed and expanded facilities	19,756	15,936	74,414	63,823
Other non-same store facilities	21,197	16,909	85,440	83,579
Self-storage cost of operations	278,370	267,872	1,136,720	1,061,950

Self-storage NOI for:
Same Store Facilities	698,726	705,975	2,781,349	2,828,616
Acquired facilities	41,429	36,524	159,731	65,759
Newly developed and expanded facilities	38,937	37,478	151,431	144,412
Other non-same store facilities	42,635	44,739	166,762	158,876
Self-storage NOI (a)	821,727	824,716	3,259,273	3,197,663
Ancillary revenues	77,330	67,280	299,623	258,077
Ancillary cost of operations	(32,404)	(22,959)	(121,281)	(85,996)
Depreciation and amortization	(280,891)	(287,525)	(1,129,766)	(970,056)
Real estate acquisition and development expense	(6,352)	(12,764)	(15,506)	(26,451)
General and administrative expense	(32,547)	(23,172)	(106,677)	(80,632)
Interest and other income	14,964	16,209	67,212	85,590
Interest expense	(72,135)	(68,602)	(287,401)	(201,132)
Equity in earnings of unconsolidated real estate entity	4,363	5,110	19,821	27,897
Gain on sale of real estate	109	17,090	1,537	17,178
Foreign currency exchange gain (loss)	122,824	(71,121)	102,244	(51,197)
Income tax expense	1,373	(2,365)	(4,669)	(10,821)
Net income on our income statement	$618,361	$441,897	$2,084,410	$2,160,120

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.